Exhibit 10.3

SUMMER INFANT, INC.

CHANGE IN CONTROL PLAN
(as amended through may 11, 2020)

The Company hereby adopts the Summer Infant, Inc. Change in Control Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions set forth in this plan. Capitalized terms are defined in Section 1.

Section 1. DEFINITIONS. As used herein:

1.1            “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

1.2            “Board” means the Board of Directors of the Company.

1.3            “Cause” means the occurrence of one or more of the following: (a) the Eligible Employee’s willful and continued failure to substantially perform his or her reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to Disability or from the assignment to the Eligible Employee of duties that would constitute Good Reason), which failure continues for a period of at least thirty (30) days after written demand for substantial performance has been delivered by the Company to the Eligible Employee which specifically identifies the manner in which the Eligible Employee has failed to substantially perform his duties, (b) the Eligible Employee’s willful conduct which constitutes misconduct and is materially and demonstrably injurious to the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Board at a meeting of the Board at which the Eligible Employee is provided an opportunity to be heard, (c) the Eligible Employee being convicted of, or pleading nolo contendere to a felony, (d) the Eligible Employee being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud, or (e) any breach or violation of any written agreement or written code of conduct relating to the Eligible Employee’s employment with the Employer that materially and adversely affects the Company or any of its Affiliates.

1.4            A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(a)            individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Regulation 14A promulgated under the Exchange Act) shall be considered as though such individual was a member of the Incumbent Board;

(b)            the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (but not including an underwritten public offering of the Company’s common stock or other voting securities (or securities convertible into voting securities of the Company) for the Company’s own account registered under the Securities Act of 1933, as amended from time to time), in each case, with respect to which Persons who were stockholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities;

(c)            a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company, in each case approved by the Company’s stockholders (unless such liquidation, dissolution or sale is subsequently abandoned or terminated prior to being consummated); or

(d)            the acquisition by any Person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of more than fifty percent (50%) of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors excluding any acquisitions by (A) the Company or any of its Affiliates or (B) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates.

Notwithstanding anything to the contrary in this Section 1.4, no proceedings by or against the Company under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief undertaken under U.S. federal, state or foreign law, including the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended, or any transactions that arise out of or occur in relation to such proceedings, shall constitute a “Change in Control” for purposes of this Plan.

1.5            “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.6            “Company” means Summer Infant, Inc., a Delaware corporation, or any successor thereto.

1.7            “Disability” means that the Eligible Employee has been unable to perform his or her duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least four (4) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Eligible Employee or his or her legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be affected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Eligible Employee’s employment. In the event that the Eligible Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

1.8            “Effective Date” means February 7, 2018, the date as of which the Plan has been adopted.

1.9            “Eligible Employee” means any employee who is designated a Tier 1 Employee, a Tier 2 Employee or a Tier 3 Employee.

1.10          “Employer” means the Company or any of its Affiliates that is an employer of an Eligible Employee.

1.11          “Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, but excluding any performance-based equity awards, which are granted to an Eligible Employee under the Company’s equity-based incentive plans or awards adopted or assumed by the Company at any time prior to a Change in Control. For purposes of this Plan, Equity Awards shall also include any shares of common stock acquired upon the exercise of an option, warrant or other similar right that constitutes an Equity Award.

1.12          “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.13          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.14          “Good Reason” means, for all Eligible Employees, the occurrence without the affected Eligible Employee’s written consent, of any of the following on or after the date of a Change in Control:

(a)            the material diminution in the Eligible Employee’s authority, duties or responsibilities;

(b)            the relocation of the Eligible Employee to a location more than thirty (30) miles from his or her employment location at the Effective Date;

(c)            a material diminution in the Eligible Employee’s annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Company compensation levels and in amounts commensurate with the percentage diminutions of other Company employees of comparable seniority and responsibility; or

(d)            if applicable, any other action or inaction which constitutes a material breach by the Company or any of its Affiliates of an agreement between the Eligible Employee and the Employer pursuant to which the Eligible Employee provides services to the Company or any of its Affiliates.

No violation described in clauses (a) through (d) above shall constitute Good Reason unless the Eligible Employee has given written notice to the Company pursuant to Section 6.10 of this Plan within ninety (90) days after the occurrence of such violation and the Company has not remedied such violation to the Eligible Employee’s reasonable satisfaction within thirty (30) days of its receipt of such notice.

1.15          “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Affiliates, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.16          “Plan” means the Summer Infant, Inc. Change in Control Plan, as set forth herein, as it may be amended from time to time.

1.17          “Plan Administrator” means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board. If no Plan Administrator has been appointed by the Board (or if the Plan Administrator has been removed by the Board and no new Plan Administrator has been appointed by the Board), the Compensation Committee of the Board shall be the Plan Administrator.

1.18          “Severance” means during the 12-month period following the consummation of a Change in Control, a termination of such Eligible Employee’s employment with the Employer (A) by the Employer without Cause or (B) by the Eligible Employee for Good Reason, provided that, if and to the extent required by Code Section 409A, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of an Eligible Employee’s employment on account of death or Disability shall not be treated as a Severance.

1.19          “Severance Agreement and Release” means the written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time to accord for local or foreign laws or as determined by the Plan Administrator in accordance with Section 3.1.

1.20          “Severance Date” means, subject to the terms of Section 1.18, the effective date on which an Eligible Employee’s employment by the Employer terminates due to a Severance as specified in a prior written notice by the Company or the Eligible Employee, as the case may be, delivered to the other pursuant to Section 6.10.

1.21          “Severance Payment” means the payment determined pursuant to Section 2.1.

1.22          “Severed Employee” is an Eligible Employee once he or she incurs a Severance.

1.23          “Tier 1 Employee” means the Chief Executive Officer of the Company as set forth on Schedule 1 attached hereto.

1.24          “Tier 2 Employee” means the Chief Financial Officer of the Company, specified members of senior management of the Company, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing, as set forth on Schedule 1 attached hereto.

1.25          “Tier 3 Employee” means an employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing as set forth on Schedule 1 attached hereto.

Section 2. SEVERANCE PAYMENTS; 280G PAYMENTS.

2.1            Each Eligible Employee who incurs a Severance shall be entitled, subject to the timely execution, return, and non-revocation of the Severance Agreement and Release, to receive from the Company, subject to the conditions set forth in Sections 2.2, 3.4 and 4:

(a)            Cash Payments.

(i)             A cash payment equal to the annual base salary as in effect immediately prior to the Severance Date, multiplied by (A) in the case of a Tier 1 Employee, 2.0, (B) in the case of a Tier 2 Employee, 1.0, and (C) in the case of a Tier 3 Employee, 0.5. For purposes of this Section 2.1(a)(i), annual base salary shall be the amount in effect immediately prior to the Severance Date without regard to any voluntary salary reductions that may be in effect immediately prior to the Severance Date.

(ii)            A cash payment equal to the pro-rated portion of the Eligible Employee’s annual cash bonus actually achieved for the fiscal year in which the Severance occurs, based on the number of months that the Eligible Employee was employed by the Employer during such fiscal year (rounded up to the nearest whole month).

(iii)           The payment made pursuant to Section 2.1(a)(i) shall be payable commencing on the 61st day following the Eligible Employee’s Severance Date in equal installments over the Restricted Period (as defined in the Severance Agreement and Release) in accordance with the Company’s regular payroll practices, provided that the Eligible Employee has executed and returned the Severance Agreement and Release that becomes irrevocable on or before the 60th day following the Severance Date. The payment made pursuant to Section 2.1(a)(ii) shall be paid when it would otherwise be paid after the end of the relevant performance period.

(iv)           A taxable cash payment equal to one (1) times the sum of the monthly premiums for the Eligible Employee’s group medical, dental and vision coverage (including coverage for the Eligible Employee’s eligible dependents who were covered as of the Severance Date) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under the Company’s or its Affiliate’s group medical, dental and vision plans then in effect (the “Monthly COBRA Payment”). The Monthly COBRA Payment shall be payable in equal monthly installments over the Continuation Period (as defined below) in accordance with the Company’s regular payroll practices, provided that the Eligible Employee has executed and returned the Severance Agreement and Release that becomes irrevocable on or before the 60th day following the Severance Date. The “Continuation Period” shall be the period beginning on the Severance Date and ending on the earlier of (A) (1) in the case of a Tier 1 Employee, twenty-four (24) months, (2) in the case of a Tier 2 Employee, twelve (12) months, and (3) in the case of a Tier 3 Employee, six (6) months, or (B) the date on which the Eligible Employee becomes eligible to participate in group medical, dental and vision plans through a subsequent employer; provided that payment of any Monthly COBRA Payments shall be delayed until the first payroll date occurring on or after the 61st day following the Eligible Employee’s Severance Date (the “Monthly COBRA Payment Commencement Date”) and any payments that are so delayed shall be paid on the Monthly COBRA Payment Commencement Date.

(b)            Equity Awards; Performance-Based Awards.

(i)             All outstanding, unvested Equity Awards granted prior to the Change in Control will accelerate and vest in full as of the Eligible Employee’s Severance Date.

(ii)            Unless the Eligible Employee’s applicable award agreement provides for different treatment on a Change in Control and/or a Severance following a Change in Control, all performance-based equity awards granted to such Eligible Employee prior to the Change in Control which remain unearned and unvested as of the Severance Date shall vest and be earned on the Eligible Employee’s Severance Date. The number of shares underlying the performance-based equity award that shall vest and be earned will be the number of shares assuming the Company’s achievement of the target performance level.

2.2            280G Payments. If Independent Tax Counsel (as herein defined) determines that the aggregate payments and benefits provided or to be provided to an Eligible Employee pursuant to this Plan, and any other payments and benefits provided or to be provided to the Eligible Employee from the Company or any of its Affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Eligible Employee would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 2.2, then no such reduction shall be made. The determination of the Independent Tax Counsel under this Section 2.2 shall be final and binding on all parties hereto. The Company shall reduce or eliminate the Parachute Payments as follows: (i) only from Parachute Payments that may be characterized as “parachute payments” under Section 280G of the Code; (ii) only from Parachute Payments that are required to be made in cash, (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Code Section 409A, until those payments have been reduced to zero, and (iv) in reverse chronological order, to the extent that any Parachute Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Parachute Payments be reduced if and to the extent such reduction would cause a violation of Code Section 409A or other applicable law. For purposes of this Section 2.2, “Independent Tax Counsel” shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of employee compensation tax law, who shall be selected by the Company and shall be acceptable to the Eligible Employee (the Eligible Employee’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

2.3            Recoupment and Forfeiture of Severance. Notwithstanding any other provision of the Plan to the contrary, if it is determined by the Company that an Eligible Employee has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in the Severance Agreement and Release or any other restrictive covenants contained in any other Company plan or program or agreement between the Company and the Eligible Employee, the Eligible Employee shall be required to repay to the Company an amount equal to the economic value of all amounts already paid or provided to the Eligible Employee under the Plan and the Eligible Employee shall forfeit all other entitlements under the Plan. Additional forfeiture provisions may apply under the Plan or other agreements between the Eligible Employee and the Company, and any such forfeiture provisions shall remain in full force and effect.

Section 3. PLAN ADMINISTRATION.

3.1            The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to (a) construe and interpret the Plan, (b) adopt amendments to the Plan which are deemed necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, including without limitation, Code Section 409A and the regulations thereunder, (c) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (d) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and also the times for giving any notice required by the Plan, and (e) make all other determinations necessary or advisable for the administration of the Plan.

3.2            The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate, with the exception of duties relating to Eligible Employees whom are subject to Section 16 of the Exchange Act.

3.3            The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.4            Unless such requirement is waived pursuant to Section 3.1, the Plan Administrator shall promptly provide the Severance Agreement and Release to an Eligible Employee who becomes eligible for a payment and benefits under Section 2.1 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than forty-five (45) days (or such shorter time period as the Plan Administrator may impose, subject to compliance with applicable law) from the Severance Date. Unless such requirement is waived under Section 3.1, if the Eligible Employee does not execute and return the Severance Agreement and Release to the Plan Administrator within the specified time period, he or she will not be entitled to any payments or benefits under the Plan.

Section 4. SUCCESSOR TO COMPANY. The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan.

Section 5. DURATION, AMENDMENT AND TERMINATION.

5.1            Duration. Subject to the provisions of Section 5.2, the Plan shall terminate four (4) years from the Effective Date (the “Expiration Date”) unless (a) the Plan is extended by the Board or (b) the Board terminates the Plan.

5.2            Amendment or Termination. Subject to the provisions of this Section 5.2, the Board shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Eligible Employees, at any time; provided that an amendment that is adverse to the interests of an Eligible Employee (except for an amendment to which the adversely affected Eligible Employee consents) shall not be effective until the date that is twelve (12) months following the date of such amendment, and if a Change in Control occurs during such twelve (12)-month period, such amendment shall not become effective. Notwithstanding the foregoing, the Board shall have the discretion and authority to amend the Plan at any time in accordance with Section 6. The Board shall have the discretionary authority to suspend or terminate the Plan at any time prior to the Expiration Date, provided that no such suspension or termination shall become effective until the date that is twelve (12) months following the date of such suspension or termination. If a Change in Control occurs while the Plan is in effect, the Plan (i) may not be amended, suspended or terminated on or following the date such Change in Control occurs, (ii) shall continue in full force and effect for at least two (2) years following the date such Change in Control occurs, and (iii) shall not terminate or expire until after all Eligible Employees who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

5.3            Procedure for Extension, Amendment or Termination. Any extension, amendment, suspension or termination of the Plan by the Board in accordance with this Section 5 shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

Section 6. GENERAL PROVISIONS.

6.1            Code Section 409A.

(a)            If any provision of this Plan (or of any payment of compensation, including benefits) would cause an Eligible Employee to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Eligible Employee, reform such provision to comply with Code Section 409A; provided that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Eligible Employee of the applicable provision without violating the provisions of Code Section 409A.

(b)            Notwithstanding any provision to the contrary in this Plan, if an Eligible Employee is deemed on the Severance Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Eligible Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his or her death (the “Deferral Period”). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 6.1(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Eligible Employee in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            If and to the extent required to comply with Code Section 409A, no payment or benefit required to be paid under this Plan on account of termination of an Eligible Employee’s employment shall be made unless and until the Eligible Employee incurs a “separation from service” within the meaning of Code Section 409A.

(d)            For purposes of applying the provisions of Code Section 409A to this Plan, each separately identified amount to which the Eligible Employee is entitled under this Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(e)            Notwithstanding the foregoing, the Company does not make any representation to any Eligible Employee that the payments or benefits provided under this Plan are exempt from, or satisfy, the requirements of Code Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless any Eligible Employee or any beneficiary of any Eligible Employee for any tax, additional tax, interest or penalties that any Eligible Employee or any beneficiary of any Eligible Employee may incur in the event that any provision of this Plan, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Code Section 409A.

6.2            No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.3            No Right to Continued Service. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4            Notice Period. If an Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced, if and to the extent permitted under Code Section 409A, by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

6.5            No Duty to Mitigate. A Severed Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor, except as otherwise provided in Section 2.1(a)(iv), shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a Severed Employee as a result of employment by another employer after the Severance Date or otherwise.

6.6            Withholding. An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any U.S. or foreign federal, state, local or foreign withholding or other taxes or charges which it reasonably believes it is required to withhold.

6.7            Successors. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee under the Plan if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

6.8            Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.9            Plan is Unfunded. The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

6.10          Notice. Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of an Eligible Employee’s Severance Date by the Company or the Eligible Employee, as the case may be, to the other shall (a) indicate the specific termination provision of the Plan that is being relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated and (c) specify the termination date (which date, in the case of a termination by the Eligible Employee for Good Reason, shall be not less than thirty (30), and in all other cases shall be not less than fifteen (15) days nor more than sixty (60) days after the giving of such notice). The failure by the Company or the Eligible Employee to provide such notice or to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Company or the Eligible Employee hereunder or preclude the Company or Eligible Employee from asserting such fact or circumstance in enforcing the Company’s or the Eligible Employee’s rights hereunder.

6.11          No Right to Other Benefits. Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that an Eligible Employee is entitled to receive under any Employer compensation or benefit plan, award agreement, or other arrangement. Any severance benefit provided under any Employer compensation or benefit plan, award agreement, or other arrangement shall offset, on a dollar for dollar basis, any benefits owed under the Plan. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any Employer retirement, life insurance, or other employee benefit plan unless otherwise required by the terms of the plan or local law.

6.12          Plan Conflicts/Integration. Except to the extent explicitly provided in this Plan, any awards made under any Employer compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder as in effect from time to time. The Plan, as amended from time to time, constitutes the entire agreement between the Company and any Eligible Employee concerning the subject matter hereof and supersedes in its entirety any and all plans, agreements and understandings related to the subject matter hereof except as otherwise stated in this Section 6.12 or the Plan.

6.13          Governing Law. This Plan shall be construed and enforced according to the laws of the State of Rhode Island (not including any Rhode Island law that would require the substantive law of another jurisdiction to apply), to the extent not preempted by federal law, which shall otherwise control.

6.14          ERISA. Because the Plan is not intended to provide retirement income or result in the systematic deferral of income to termination of employment, the Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the ERISA, and not an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. However, to the extent that the Plan (without regard to this Section 6.14) is determined to be an “employee pension benefit plan” because (a) with respect to certain participants the Plan provides for payments in excess of the amount specified in 29 C.F.R. Section 2510.3-2(b) (the “Severance Pay Regulation”) and (b) the facts and circumstances indicate the Plan (without regard to this Section 6.14) is not otherwise an “employee welfare benefit plan,” then the following provisions shall apply: The Plan shall be treated as two plans, one of which provides the benefits required by Section 2 not in excess of the safe harbor described in the Severance Pay Regulation and the other of which provides for all other payments and benefits required by Section 2 pursuant to a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in Section 201(2) of ERISA.

6.15          Claim Review Process. In the event of a claim for benefits hereunder by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator as set forth in Section 6.10. The Plan Administrator shall, within ninety (90) days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) days after such receipt), send a written notification to the Eligible Employee as to the Plan Administrator’s determination of the claim. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse determination on appeal. In the event an Eligible Employee wishes to perfect the claim and/or appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative), upon written request to the Plan Administrator, shall be permitted to review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA. No legal action for benefits under the Plan may be brought in any forum until the Eligible Employee has brought a claim for benefits under the Plan and exhausted the remedies set forth in this Section 6.15. Notwithstanding the foregoing, if the Plan Administrator does not respond to the Eligible Employees claim or appeal within the relevant time periods set forth above, the Eligible Employee’s claim is deemed to be denied and the Eligible Employee can proceed with a legal action for benefits.

Appendix I to Summer Infant, Inc. Change in Control Plan

FORM OF SEVERANCE AGREEMENT AND RELEASE

This Sevarance Agreement and Release (the “Agreement”) is made by and between Summer Infant (USA), Inc., a Rhode Island corporation (the “Employer”), and [_______________] (“Employee”).

WHEREAS, Employee has agreed to enter this Agreement whereby Employee will release any and all claims he or she may have against the Employer and other released parties and agrees to certain restrictive covenants in consideration of the benefits to be received by the Employee under the Summer Infant, Inc. Change in Control Plan (the “Plan”).

NOW THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:

1.              Termination. Executive’s employment from the Employer terminated on the [__________] (the “Termination Date”).

2.              Payment of Severance Benefits. Employee acknowledges and represents that, other than the payments and other benefits to be paid as set forth in the Plan, the Employer has paid or provided all salary, wages, bonuses, accrued vacation, premiums, leaves, relocation costs, interest, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

3.              Definitions. In addition to the capitalized terms used and defined elsewhere in this Agreement, for purposes of this Agreement the following capitalized terms shall have the meanings set forth below.

(a)            “Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and with respect to any natural person, includes the members of such person’s immediate family (spouse, children and parents, whether by blood, marriage or adoption, or anyone residing in such person’s home).

(b)            “Business Partner” means a supplier, manufacturer, vendor or licensor with whom the Company has a business relationship and with which Employee had business-related contact or dealings, or about which Employee received Confidential Information, during the two years prior to the termination of Employee’s employment or during Employee’s employment, whichever is the shorter period. A Business Partner does not include a supplier, manufacturer, vendor or licensor that has fully and finally decided to terminate its business relationship with the Company independent of any conduct or communications by the Employee or breach of this Agreement, and which has, in fact, ceased doing any business with the Company.

(c)            “Company” means Summer Infant, Inc. and its Affiliates, including the Employer, and their respective successors and assigns.

(d)            “Competition” means providing services to a Competitor of the Company (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one percent of a publicly traded company) that: (i) are the same or similar in function or purpose to the services the Employee provided to the Company during his or her employment by the Company, and/or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor.

(e)            “Competitor” means any person, corporation or other entity that designs, manufactures, sells or distributes infant, juvenile and/or children’s health, safety and wellness products in one or more product categories that are sold by the Company, including, without limitation, products in the monitoring, health and safety, nursery, baby gear, travel, feeding, play and furniture product categories.

(f)            “Consulting Services” means any activity that involves providing consulting or advisory services with respect to any relationship between the Company, on the one hand, and any third party, on the other hand, and that is likely to result in the use or disclosure of Confidential Information.

(g)            “Person” means any natural person or entity with legal status

(h)            “Restricted Area” refers to the United States, Canada, Mexico, United Kingdom, Australia and any other country where the Company sells its products.

(i)            “Restricted Period” means, for Tier 1 Employees the 24-month period, for Tier 2 Employees, the 12-month period, and for Tier 3 Employees the 6-month period, following the Termination Date.

4.              Restrictive Covenants. If Employee is party to an employment agreement or other agreement with the Company or any of its Affiliates (“Other Restrictive Agreement”), then the terms and provisions of this Section 4 shall apply rather than the terms and provisions of the Other Restrictive Agreement. Employee acknowledges that in order to assure the Company and its Affiliates that they will retain the value of their business relationships, it is reasonable that the Employee be limited in utilizing trade secrets and other confidential information of the Company and its Affiliates, Employee’s special knowledge of the business of the Company and its Affiliates, and Employee’s relationships with customers, suppliers and others having business relationships with the Company and its Affiliates in any manner or for any purpose other than the advancement of the interests of the Company and its Affiliates, as hereinafter provided. Employee acknowledges that the Company would not enter into this Agreement and provide the benefits provided for in the Plan without the covenants and agreements of the Employee set forth in this Section 4.

(a)            Confidentiality. Employee acknowledges that in the course of the Employee’s employment with the Employer, Employee has had extensive contact with Persons with which the Company has, had or anticipates having business relationships (including current and anticipated customers and suppliers), and to have knowledge of and access to trade secrets and other proprietary and confidential information of the Company, including, without limitation, the following non-public information: trade secrets, proprietary formulations generated, developed or licensed by the Company, manufacturing processes, procedures and techniques, material costing, operating margins, details of customer agreements, new product development, expansion strategies, sources of supply, employee compensation, and confidential information of third parties which is given to the Company pursuant to an obligation or agreement to keep such information confidential or any other information relating to the Company that could reasonably be regarded as confidential or proprietary or which is not in the public domain (other than by reason of Employee’s breach of the provisions of this section) (collectively, “Confidential Information”). Accordingly, Employee shall not at any time use or purport to authorize any Person to use, reveal, report, publish, transfer or otherwise disclose to any Person, any Confidential Information without the prior written consent of the Company, except for disclosures by the Employee pursuant to Section 9 or required by applicable law (but only to the extent the Company is given a reasonable opportunity to object to such disclosure and protect the Confidential Information) to responsible officers of the Company and other responsible Persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company. Without limiting the generality of the foregoing, subject to Section 9, Employee shall not, directly or indirectly, disclose or otherwise make known to any Person any information as to the Company’s employees and others providing services to the Company, including with respect to their abilities, compensation, benefits and other terms of employment or engagement. Employee shall keep secret all such matters entrusted to Employee, and Employee shall not use or attempt to use any Confidential Information on behalf of any person or entity other than Company, or in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company.

Further, Employee agrees that he or she shall not, after the termination of his or her employment, use or permit to be used any such notes, memoranda, reports, lists, records, specifications, software programs, data, documentation or other materials. All of the foregoing shall be and remain the sole and exclusive property of the Company, and immediately upon the termination of Employee’s employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

(b)            Restriction on Competition. During the Restricted Period, Employee shall not, directly or indirectly, whether alone or in association with others, engage in Competition or provide Consulting Services within the Restricted Area.

(c)            Non-Interference. During the Restricted Period, Employee shall not interfere with the Company’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to induce or encourage the Business Partner to stop doing business or reduce its business with the Company, unless a duly authorized officer of the Company gives Employee written authorization to do so. Employee also agrees that during the Restricted Period, he or she will not work on a Company account on behalf of a Business Partner or serve as the representative of a Business Partner for the Company. During the Restricted Period, Employee also will not interfere with the Company’s relationship with any employee of the Company by: (i) soliciting or communicating with such employee to induce or encourage him or her to leave the Company’s employ (regardless of who first initiates the communication); (ii) helping another Person evaluate such employee as an employment candidate; or (iii) otherwise helping any person or entity hire an employee away from the Company unless a duly authorized officer of the Company gives Employee written authorization to do so. Where required by law, the foregoing restriction will only apply to employees with whom Employee had material contact or about whom Employee received Confidential Information within the shorter period of Employee’s employment with the Company or during the last two years prior to the termination of Employee’s employment with the Company.

(d)            Non-disparagement. Subject to Section 9, Employee shall not at any time, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company (including its directors and employees and other providing services to the Company), or any of its products or services, nor shall the Employee engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill of any of them, the reputation of any products or services of the Company or the marketing of such products or services, in each case except as may be required by law, and then only after consultation with the Company to the extent possible.

(e)            Assignment of Inventions. Employee agrees that he or she will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to the Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, while in the course of his or her employment for the Company during the period of time Employee is in the employ of the Company and relating to the business of the Company (collectively referred to as “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire,” and as such are the sole property of the Company. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.

5.              Release of Claims. Employee agrees that the consideration to be paid in accordance with the terms of the Plan represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself or herself, and his or her respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date, including, without limitation:

(a)            any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)            any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)            any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment and conversion;

(d)            any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1871, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rhode Island Fair Employment Practices Act, the Rhode Island Civil Rights Act of 1990, the Rhode Island Civil Rights of People with Disabilities Act, the Rhode Island Parental and Family Medical Leave Act, and Rhode Island wage payment laws, and any executive orders (governing employment practices) which may affect the Company

(e)            any and all claims for violation of the federal, or any state, constitution;

(f)             any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)            any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Plan and does not release claims that cannot be released as a matter of law. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

6.              Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he or she has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the General Counsel at the Company by close of business on the seventh day from the date that Employee signs this Agreement. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he or she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.              No Pending or Future Lawsuits. Employee represents that he or she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any claims on his or her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.              No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

9.              Protected Activity. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information under this Agreement to any parties other than the relevant Government Agencies. Employee further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications.

10.            Miscellaneous.

(a)            Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

(b)            Authority. Employee represents and warrants that Employee has the capacity to act on his or her own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

(c)            No Representations. Employee represents that he or she has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

(d)            Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(e)            Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

(f)             Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

(g)            No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company.

(h)            Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Rhode Island applicable to agreements made and to be performed entirely in such state, without regard to the conflict of laws principles of such state.

(i)             Effective Date. This Agreement is effective eight (8) days after it has been signed by Employee, so long as it has been signed by the parties and has not been revoked by either party before that date (the “Effective Date”).

(j)             Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(k)            Voluntary Execution of Agreement. Employee understands and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and other persons referenced herein. Employee acknowledges that:

(i)            Employee has read this Agreement;

(ii)           Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his or her own choice or has voluntarily declined to seek such counsel;

(iii)          Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(iv)          Employee is fully aware of the legal and binding effect of this Agreement.

(l)             Specific Performance. Employee agrees that the restrictions set forth in Section 4, including the length of the Restricted Period, the geographic area covered and the scope of activities proscribed, are reasonable for the purposes of protecting the value of the business and goodwill of the Company. Employee acknowledges that compliance with the restrictions set forth in Section 4 will not prevent Employee from earning a livelihood, and that in the event of a breach by the Employee of any of the provisions of Section 4, monetary damages would not provide an adequate remedy to the Company. Accordingly, Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief (without having to post bond or other security and without having to prove damages or the inadequacy of available remedies at law) to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Employee for attorneys’ fees and expenses incurred by it in enforcing these provisions. In addition to its other rights and remedies hereunder, the Company shall have the right to require the Employee to account for and pay over to it all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Employee from any breach of the covenants of Section 4, and may set off any such amounts due it from the Employee against any amounts otherwise due Employee from the Company. If the Employee breaches any covenant set forth in Section 4, the running of the Restricted Period as to such covenant only shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 4 be enforced in full; however, if any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement relating to the time period, scope of activities or geographic area of restrictions is invalid or unenforceable, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable with respect only to the jurisdiction in which such adjudication is made. If any other part of this Agreement is determined by such a court to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

 Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Severance Agreement and Release on the respective dates set forth below.

COMPANY	EMPLOYEE

Summer Infant (USA), Inc.

By:
Name:	Name:
Title:

Date:	Date:

Signature Page to Severance Agreement and Release